Exhibit 99.1

NEWS RELEASE INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY ANNOUNCES

FINANCIAL RESULTS AND QUARTERLY CASH DIVIDEND

FOR THIRD QUARTER FISCAL YEAR 2005

•      QUARTERLY NET SALES OF $205.4 MILLION, UP 15.4% YEAR OVER YEAR

•      NET INCOME OF $53.1 MILLION, UP 31.6% YEAR OVER YEAR (NON-GAAP BASIS)

•      GROSS AND OPERATING MARGINS OF 56.9% AND 32.0%, RESPECTIVELY

•      $90 MILLION QUARTERLY FREE CASH FLOW GENERATION

•      INCREASED DIVIDEND BY 35%, TO 7 CENTS PER SHARE

CHANDLER, Arizona – January 25, 2005 – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended December 31, 2004.  Net sales for the third quarter of fiscal year 2005 were $205.4 million, down 6.9% sequentially from sales of $220.7 million in the immediately preceding quarter, and up 15.4% from sales of $178.0 million in the prior year’s third quarter.  GAAP net income for the third quarter of fiscal 2005 was $53.1 million or 25 cents per diluted share, down 12.1% from GAAP net income of $60.4 million or 29 cents per diluted share in the immediately preceding quarter, up 31.6% from non-GAAP net income of $40.4 million or 19 cents per diluted share in the prior year’s third quarter; and up 30.1% from GAAP net income of $40.8 million or 19 cents per diluted share in the prior year’s third quarter.  A reconciliation of non-GAAP and GAAP results is included in this press release.

Microchip also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of $0.07 per share, a sequential increase of 35% and an increase of 100% over the dividend for the third quarter of fiscal year 2004.  The quarterly dividend is payable on March 4, 2005 to stockholders of record on February 11, 2005.  Microchip initiated quarterly cash dividend payments in the third quarter of fiscal year 2003 and has increased the cash dividend by 250% since the initial declaration.

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Microchip Technology

Reports Third Quarter

Fiscal Year 2005 Results

“Net sales in the December quarter did not meet our initial expectations, as a result of a combination of lower turns from our direct customers and sell-through in the distributor channel being lower than originally anticipated,” said Steve Sanghi, Microchip’s President and CEO.  “All product segments and each geographic region were sequentially down, indicating a broad-based impact on our business, as we communicated in our business update on December 1, 2004.”

“Although we are disappointed that overall industry conditions have resulted in sequentially down revenues for Microchip, we are nonetheless encouraged by the continuing resilience of our business model.  Despite the conditions we experienced in the December quarter, our gross and operating margins remain among the best in the industry.  We have always managed our business through industry cycles based on a longer-term focus on overall results, returning higher highs and higher lows in operating performance.  We certainly believe that to be the case in the current business environment,” Mr. Sanghi continued.

Mr. Gordon Parnell, Microchip’s Chief Financial Officer said, “Although we slightly moderated capacity utilization in our wafer fabs, inventories grew by $7.8 million to $97.8 million in the December quarter, approximating 101 days of inventory.  The majority of the products in our portfolio have longer effective lives in comparison to many semiconductor companies, allowing Microchip the ability to effectively manage inventory levels as we navigate through changing industry conditions.  As we have demonstrated in the past cycles, this is the most appropriate method to manage our business, improving shareholder value as we monetize the value of our inventory over time.”

“Our free cash flow generation continues to be very strong, as we increased our treasury balance by approximately $90 million in the December quarter.  After consideration of the continuing strength of our cash flow, the Board of Directors has decided to increase the dividend yield by 35% sequentially to 7 cents per share.  This decision confirms the intent we have shared with investors to continue to increase the dividend yield as a means of returning value to our shareholders,” Mr. Parnell added.

Mr. Sanghi concluded, “The March quarter has historically been seasonally challenged for Microchip as a result of the effects of the Lunar New Year in Asia, and the effect is further magnified as our business in that region has continued to outgrow the other geographies.  Although the book-to-bill ratio in December for our direct business returned to approximately parity, our overall book to bill was 0.88, resulting in lower backlog visibility for the current period.  The Americas and Europe will have more ship days in the

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current quarter compared to the December quarter, which was impacted by the Christmas and Thanksgiving holidays, but Asia will have fewer ship days due to the Lunar New Year holidays.  Based on our assessment of the overall environment and our business outlook, we believe our March net sales will be approximately flat with December, with earnings per share of about 25 cents.”

Microchip’s Third Quarter Fiscal Year 2005 Highlights:

•      Microchip announced the first Flash PIC® microcontrollers with full-speed USB 2.0 connectivity and 48 MHz operation for 12 megabits-per-second data-transfer rates.  In combination with a wide variety of on-chip peripherals and nanoWatt Technology power management, these features provide a complete embedded-control solution for designers working with USB in industrial, medical and many other embedded applications.

•      The Company introduced four new 8-bit Controller Area Network (CAN) Flash PIC microcontrollers; including the world’s smallest CAN microcontroller in a 28-pin, 6x6 mm QFN package for minimal occupied board space and a lower total system cost.  These devices combine a small form factor with the innovative ECAN™ module and nanoWatt Technology power management to complete the seamless migration path of Microchip’s PIC18F CAN microcontroller portfolio from 16 to 64 Kbytes of Flash program memory and 28- to 80-pin package options for automotive and industrial designers.

•      Microchip launched the PIC16F59, the first baseline 8-bit PIC microcontroller to be offered in 40- and 44-pin packages.  The PIC16F59 targets cost-sensitive applications that require additional input and output pins, such as the appliance market.

•      Microchip debuted the PICDEM™ Z 2.4 GHz Demonstration Kit that supports the ZigBee™ standard protocol for wirelessly networked control and monitoring applications.  Microchip’s PICDEM Z platform accelerates customer designs by providing hardware and a free ZigBee protocol software stack that can be easily integrated into wireless products.

•      During the quarter, Microchip shipped 11,380 new development systems, demonstrating the continued strong acceptance of our products.  The total cumulative number of development systems shipped now stands at 345,282.

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•      The Company announced the industry’s most accurate digital-temperature sensors in space-saving SOT-23 packages. With a +/-1 degree Celsius maximum temperature error, the MCP980X devices retrieve temperature data, digitally convert it and communicate the information to the microcontroller or central processing unit. This gives designers the ability to better protect their applications and to respond to thermal changes faster as the device accurately measures temperature, protects and/or calibrates the system and provides thermal information using minimal board space.

•      A low-power voltage detection circuit debuted to protect microcontrollers while extending battery life.  Consuming only 1 microamp and operating at 1V (minimum), the MCP102/103/121/131 system supervisors use less power thereby extending the life of the battery. This low-power consumption, coupled with the small packaging, make these devices ideal for portable or space-constrained applications.

•      Microchip introduced a low-cost 8-gain-step SPI™ bus programmable gain amplifier family, the MCP6S9X, which provides digital control over the amplifier function and design. The ability to configure the system gain and signal path during operation allows maximum flexibility for system self-calibration and other system operation adjustments in a user transparent manner while the end application is in use.

•      Microchip expanded its battery management IC portfolio with the introduction of the MCP73853 and MCP73855 single-cell charge management controllers featuring 0.5 percent overall system accuracy for the fast-growing Lithium-Ion and Lithium-Polymer battery technologies used in consumer applications. These fully integrated solutions simplify the design and increase system reliability, while eliminating the need for a pass transistor, reverse-blocking diode, sensor resistor and thermal design, resulting in significantly lower system cost.

•      The Company introduced the first digital signal controller in a 6x6 mm 28-pin QFN package.  With 30 million instructions per second (MIPS) of performance, the ultra-small dsPIC30F2010MMG gives engineers a powerful thermally efficient design option for space-constrained applications.

•      Microchip began volume production of two 16-bit dsPIC® digital signal controllers that offer designers performance speeds of 20 and 30 MIPS, self-programming capabilities via Flash memory and industrial and extended temperature ranges.  With 48 Kbytes of Flash program memory and CAN

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capability, the dsPIC30F4011 and dsPIC30F4012 devices are ideal for power conversion applications and for motor control applications that require higher precision, higher-speed operation or sensorless control.

•      To support its 16-bit dsPIC digital signal controllers, Microchip made available the V.22bis/V.22 Software Modem Library (2400 bps) and the V.32bis/V.32 Software Modem Library (14.4 Kbps).  These sophisticated Modem Libraries are ideally suited for the growing number of high-performance embedded designs that need to communicate short messages and transactions through telephone lines. The Libraries are available at no cost to users, reducing size and component count while enabling faster time to market.

•      Microchip awarded 20 prizes as part of its dsPIC Digital Signal Controller Design Contest.  Thousands of engineers worldwide purchased Microchip’s power-packed dsPIC30F Design Contest Kit, which participants used to submit entries showing off their design skills with the dsPIC digital signal controller and its high-performance development tools.  Contestants created a product design, related block and flow diagrams, a schematic of the circuitry and project source code, all based on a dsPIC30F digital signal controller.

•      Microchip announced the conversion of its product packaging to environmentally friendly lead (Pb)-free plating, beginning January 2005, in compliance with pending worldwide government regulations and industry standards.  Matte tin (Sn) is being used as the new plating material, ensuring that Microchip Pb-free products are backward compatible with industry-standard, tin/lead-based soldering processes, and forward compatible with higher-temperature Pb-free processes that are used with Pb-free pastes such as tin/silver/copper (SnAgCu).

•      During the quarter, many leading trade publications announced their top picks of new product innovations during the year.  Microchip’s revolutionary PIC10F Flash microcontroller family—the only 6-pin microcontroller in the world—won the Integrated Circuits category in ECN Magazine’s 2004 “First Annual Product Technology Awards” and was selected by Electronic Products Magazine as a winner in its “29th Annual Products of the Year” awards.  Product Design & Development Magazine picked the MCP1630 Pulse-Width Modulator as a finalist in their Annual Engineering Awards for 2004.

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Fourth Quarter Fiscal Year 2005 Outlook:

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

•      Net sales for the fourth fiscal quarter ending March 31, 2005 are currently anticipated to be approximately $205 million (approximately flat with the December 2004 quarter).

•      Gross margins for the fourth fiscal quarter ending March 31, 2005 are expected to be between 56.50% and 57.00%.  Generally, gross margins fluctuate over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•      Operating expenses for the fourth fiscal quarter ending March 31, 2005 are expected to be approximately 25% to 26%.  Operating expenses fluctuate over time, primarily due to revenue, foreign currency effects on our business, and profit levels.

•      The tax rate for the fourth fiscal quarter ending March 31, 2005 is anticipated to be approximately 24%.

•      Earnings per diluted share for the fourth fiscal quarter ending March 31, 2005 are anticipated to be approximately 25 cents.

•      Inventories at March 31, 2005 are anticipated to be approximately 108 to 112 days.  The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization.

•      Capital expenditures for the quarter ending March 31, 2005 are expected to be approximately $10 million, and capital expenditures for fiscal year 2005 are expected to total approximately $65 million.  The level of capital expenditures varies from time to time as a result of actual and anticipated business conditions.

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•      Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect to add approximately $60 million to our existing cash balances during the quarter ending March 31, 2005.  This amount is before the effect of any stock buy-back activity.

•      Microchip announced on March 11, 2004 that its Board of Directors had authorized a stock buy-back of up to 2.5 million shares, and on April 22, 2004 that its Board of Directors had authorized an additional stock buy-back of up to 2.5 million shares.  At December 31, 2004, approximately 1.7 million shares remained available for purchase under these programs.  Future purchases will depend upon market conditions, interest rates and corporate considerations.

Use of Non-GAAP Financial Measures:

We provide non-GAAP financial information in order to provide meaningful supplemental information regarding our operational performance and to enhance our investors’ overall understanding of our core financial performance.  We believe that our investors benefit from seeing our results “through the eyes” of management in addition to the GAAP presentation.  Management measures enterprise performance using non-GAAP financial measures such as those that are disclosed in this press release.  This information facilitates management’s internal comparisons to the Company’s historical core operating results and comparisons to competitors’ core operating results as determined by management.  Management believes that non-GAAP information allows for additional transparency and such information is used by management in its financial and operational decision making.  We present non-GAAP information for the following line items:  cost of sales, special charges, operating income, income before income taxes, income taxes and net income.  The non-GAAP adjustments for each of these non-GAAP measures that management determines as being informative to investors allows them to focus on the ongoing operations and the core results of our business. Historically, we have reported similar non-GAAP information to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting.  This information is not in accordance with, or an alternative for, information prepared using generally accepted accounting principles in the United States.  It excludes items, such as restructurings and special charges that may have a material effect on the Company’s net income (loss) and net income (loss) per share calculated in accordance with GAAP.  We exclude these charges and the related tax benefit from the charges when analyzing our financial results as the items are distinguishable events and have no impact to our ongoing results of operations.  We believe that by viewing our results of operations excluding these charges, investors are given an indication of the ongoing results of our operations.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

(in thousands except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Net sales	$205,384	$177,967	$638,853	$507,736
Cost of sales	88,596	80,948	274,229	264,002
Gross profit	116,788	97,019	364,624	243,734

Operating expenses:
Research and development	23,110	20,858	69,709	63,288
Selling, general and administrative	28,056	23,056	83,288	67,623
Special charges	0	(747)	21,100	865
	51,166	43,167	174,097	131,776

Operating income	65,622	53,852	190,527	111,958

Other income, net	4,299	1,117	12,527	3,058

Income before income taxes	69,921	54,969	203,054	115,016

Income taxes	16,781	14,126	45,672	24,599

Net income	$53,140	$40,843	$157,382	$90,417

Basic net income per share	$0.26	$0.20	$0.76	$0.44

Diluted net income per share	$0.25	$0.19	$0.74	$0.43

Basic shares used in calculation	206,706	207,142	206,530	205,375
Diluted shares used in calculation	211,727	215,344	211,795	212,386

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2004	March 31, 2004
	(Unaudited)
ASSETS
Cash and short-term investments	$695,789	$474,550
Accounts receivable, net	105,453	109,231
Inventories	97,760	94,514
Other current assets	183,669	205,650
Total current assets	1,082,671	883,945

Property, plant & equipment, net	654,168	689,206
Other assets	48,474	48,992

Total assets	$1,785,313	$1,622,143
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$44,252	$0
Accounts payable and other accrued liabilities	$164,762	$185,235
Deferred income on shipments to distributors	95,248	84,816
Total current liabilities	304,262	270,051

Long-term debt and deferred taxes	41,611	31,575

Stockholders’ equity	1,439,440	1,320,517

Total liabilities and stockholders’ equity	$1,785,313	$1,622,143

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

PRESENTED ON A NON-GAAP BASIS

(Unaudited)

(in thousands except per share amounts)

	Three Months Ended December 31,			Nine Months Ended December 31,
	2004	2003		2004		2003
Net sales	$205,384	$177,967		$638,853		$507,736
Cost of sales	88,596	80,948		274,229		232,247	*
Gross profit	116,788	97,019		364,624		275,489	*

Operating expenses:
Research and development	23,110	20,858		69,709		63,288
Selling, general and administrative	28,056	23,056		83,288		67,623
	51,166	43,914	*	152,997	*	130,911	*

Operating income	65,622	53,105	*	211,627	*	144,578	*
Other income, net	4,299	1,117		12,527		3,058
Income before income taxes	69,921	54,222	*	224,154	*	147,636	*
Income taxes	16,781	13,827	*	53,796	*	37,647	*

Net income	$53,140	$40,395	*	$170,358	*	$109,989	*

Basic net income per share	$0.26	$0.20		$0.82	*	$0.54	*
Diluted net income per share	$0.25	$0.19		$0.80	*	$0.52	*

Basic shares used in calculation	206,706	207,142		206,530		205,375
Diluted shares used in calculation	211,727	215,344		211,795		212,386

*                 These items are presented on a non-GAAP basis and explained in more detail in the reconciliations that are provided in this press release.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP RESULTS TO REPORTED RESULTS

	Three Months Ended December 31, 2003 (in thousands except per share amounts)
	GAAP	Reconciling Items	Non-GAAP

Net sales	$177,967		$177,967
Cost of sales	80,948		80,948
Gross profit	97,019		97,019

Operating expenses:
Research and development	20,858		20,858
Selling, general and administrative	23,056		23,056
Special charges (1)	(747)	747	0
	43,167	747	43,914

Operating income (2)	53,852	(747)	53,105
Other income, net	1,117		1,117
Income before income taxes (3)	54,969	(747)	54,222
Income taxes (4)	14,126	(299)	13,827

Net income (5)	$40,843	$(448)	$40,395

Basic net income per share	$0.20		$0.20
Diluted net income per share	$0.19		$0.19

Basic shares used in calculation	207,142		207,142
Diluted shares used in calculation	215,344		215,344

(1)           Special charges – For the quarter ended June 30, 2003, operating expenses included $1.6 million of special charges recorded principally for contract cancellation, severance and other costs related to the closure of Fab 1 and other actions.  We incurred $0.9 million of such expenditures during fiscal 2004.  In the quarter ended December 31, 2003, we reversed $0.7 million of the special charges recorded in the quarter ended June 30, 2003 as a result of a favorable outcome in a settlement of a contract cancellation.

GAAP special charges	(747)
Favorable contract cancellation	747
Non-GAAP special charges	0

(2)           Operating income – See description in Footnote 1

GAAP operating income	53,852
Favorable contract cancellation	(747)
Non-GAAP operating income	53,105

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(3)           Income before income taxes – See description in Footnote 1

GAAP income before income taxes	54,969
Favorable contract cancellation	(747)
Non-GAAP income before income taxes	54,222

(4)           Income taxes – The tax charge of $0.3 million reflects the tax impact of the $0.7 million reversal of the special charges described in Footnote 1.

GAAP income taxes	14,126
Income tax on favorable contract cancellation	(299)
Non-GAAP income taxes	13,827

(5)           Net income – The reconciling item impacting net income represents the $0.7 million reversal of special charges described in Footnote 1 plus the $0.3 million tax impact described in Footnote 4.

GAAP net income	40,843
Favorable contract cancellation	(747)
Income tax on favorable contract cancellation	299
Non-GAAP net income	40,395

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP RESULTS TO REPORTED RESULTS

	Nine Months Ended December 31, 2004 (in thousands except per share amounts)
	GAAP	Reconciling Items	Non-GAAP

Net sales	$638,853		$638,853
Cost of sales	274,229		274,229

Gross profit	364,624		364,624

Operating expenses:
Research and development	69,709		69,709
Selling, general and administrative	83,288		83,288
Special charges (6)	21,100	(21,100)	0
	174,097	(21,100)	152,997

Operating income (7)	190,527	21,100	211,627
Other income, net	12,527		12,527
Income before income taxes (8)	203,054	21,100	224,154
Income taxes (9)	45,672	8,124	53,796

Net income (10)	$157,382	$12,976	$170,358

Basic net income per share	$0.76	$0.06	$0.82
Diluted net income per share	$0.74	$0.06	$0.80

Basic shares used in calculation	206,530		206,530
Diluted shares used in calculation	211,795		211,795

(6)           Special charges - The special charge of $21.1 million in the nine-month period ended December 31, 2004 is associated with a patent license litigation settlement with U.S. Philips Corporation and Philips Electronics North America Corp. (together “Philips”) which has been ongoing for the past several years and was recorded in the three-month period ended June 30, 2004.  The settlement includes dismissal of the pending litigation and the cross-license of certain patents between Philips and Microchip.

GAAP special charges	21,100
Patent license settlement	(21,100)
Non-GAAP special charges	0

(7)           Operating income – See description in Footnote 6

GAAP operating income	190,527
Patent license settlement	21,100
Non-GAAP operating income	211,627

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(8)           Income before income taxes – See description in Footnote 6

GAAP income before income taxes	203,054
Patent license settlement	21,100
Non-GAAP income before income taxes	224,154

(9)           Income taxes – The tax benefit of $8.1 million reflects the tax impact of the $21.1 million special charge described in Footnote 6.

GAAP income taxes	45,672
Tax benefit on patent license settlement	8,124
Non-GAAP income taxes	53,796

(10)         Net income – The reconciling item impacting net income represents the $21.1 million patent license settlement described in Footnote 6 less the $8.1 million tax benefit described in Footnote 9.

GAAP net income	157,382
Patent license settlement	21,100
Tax benefit on patent license settlement	(8,124)
Non-GAAP net income	170,358

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP RESULTS TO REPORTED RESULTS

	Nine Months Ended December 31, 2003 (in thousands except per share amounts)
	GAAP	Reconciling Items	Non-GAAP

Net sales	$507,736		$507,736
Cost of sales (11)	264,002	(31,755)	232,247

Gross profit (12)	243,734	31,755	275,489

Operating expenses:
Research and development	63,288		63,288
Selling, general and administrative	67,623		67,623
Special charges (13)	865	(865)	0
	131,776	(865)	130,911

Operating income (14)	111,958	32,620	144,578
Other income, net	3,058		3,058
Income before income taxes (15)	115,016	32,620	147,636
Income taxes (16)	24,599	13,048	37,647

Net income (17)	$90,417	$19,572	$109,989

Basic net income per share	$0.44	$0.10	$0.54
Diluted net income per share	$0.43	$0.09	$0.52

Basic shares used in calculation	205,375		205,375
Diluted shares used in calculation	212,386		212,386

(11)         Cost of sales - On April 7, 2003, we announced our intention to close our Chandler, Arizona (Fab 1) wafer fabrication facility and integrate certain Fab 1 personnel and processes into our Tempe, Arizona (Fab 2) wafer fabrication facility.  We completed this integration during the three-month period ended June 30, 2003 and the actions resulted in $30.6 million of accelerated depreciation on the Fab 1 assets and $1.1 million in related charges including severance, material and other costs, which had a combined impact of $31.8 million on cost of sales.

GAAP cost of sales	264,002
Accelerated depreciation – Fab 1	(30,608)
Fab 1 related charges	(1,147)
Non-GAAP cost of sales	232,247

(12)         Gross profit – See description in Footnote 11.

GAAP gross profit	243,734
Accelerated depreciation – Fab 1	30,608
Fab 1 related charges	1,147
Non-GAAP gross profit	275,489

(13)         Special charges – For the quarter ended June 30, 2003, operating expenses included $1.6 million of special charges recorded principally for contract cancellation, severance and other costs related to the closure of Fab 1 and other actions.  We incurred $0.9 million of such expenditures during fiscal 2004.  In the quarter ended December 31, 2003, we reversed $0.7 million of

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the special charges recorded in the quarter ended June 30, 2003 as a result of a favorable outcome in a settlement of a contract cancellation.

GAAP special charges	865
Contract cancellation, severance and other costs recorded in the quarter ended June 30, 2003	(1,623)
Favorable contract cancellation recorded in the quarter ended December 31, 2003	747
Non-GAAP special charges	0

(14)         Operating income – See descriptions in Footnotes 11 and 13

GAAP operating income	111,958
Accelerated depreciation – Fab 1	30,608
Fab 1 related charges	1,147
Contract cancellation, severance and other costs recorded in the quarter ending June 30, 2003	1,612
Favorable contract cancellation recorded in the quarter ended December 31, 2003	(747)
Non-GAAP operating income	144,578

(15)         Income before income taxes – See descriptions in Footnotes 11 and 13

GAAP income before taxes	115,016
Accelerated depreciation – Fab 1	30,608
Fab 1 related charges	1,147
Contract cancellation, severance and other costs recorded in the quarter ending June 30, 2003	1,612
Favorable contract cancellation recorded in the quarter ended December 31, 2003	(747)
Non-GAAP income before taxes	147,636

(16)         Income taxes – The tax benefit of $13.0 million reflects the tax impact of the $31.8 million reconciling item described in Footnote 11 plus the tax impact of the $0.9 million of special charges described in Footnote 13.

GAAP income taxes	24,599
Tax benefit on $31.8 million of reconciling items in cost of sales	12,702
Tax benefit on $0.9 million of special charges	346
Non-GAAP income taxes	37,647

(17)         Net income – The reconciling item impacting net income represents the $30.6 million accelerated depreciation on Fab 1, the $1.1 million in related charges including severance, material and other costs, the $0.9 million in special charges and the related tax benefits of $13.0 million.

GAAP net income	90,417
Accelerated depreciation – Fab 1	30,608
Fab 1 related charges	1,147
Contract cancellation, severance and other costs recorded in the quarter ending June 30, 2003	1,612
Favorable contract cancellation recorded in the quarter ended December 31, 2003	(747)
Tax benefit on $31.8 million of reconciling items in cost of sales	(12,702)
Tax benefit on $0.9 million of special charges	(346)
Non-GAAP net income	109,989

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Conference Call and Updates:

Microchip will host a conference call today, January 25, 2005 at 5:00 p.m. (Eastern Time) to discuss this release.  This call will be simulcast over the Internet at www.microchip.com.  The webcast will be available for replay until February 1, 2005.

A telephonic replay of the conference call will be available at approximately 9:00 p.m. (Eastern Time) January 25, 2005 and will remain available until 5:00 p.m. (Eastern Time) on February 1, 2005.  Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 370403.

Cautionary Statement:

The statements in this release relating to the continuing resilience of our business model, managing our business through industry cycles based on a longer-term focus on overall results, returning higher highs and higher lows in operating performance in the current business environment and believing that to be the case in the current environment, products having longer effective lives, effectively managing inventory levels, improving shareholder value, strong free cash generation, our intent to increase the dividend yield, the March quarter being seasonally challenged, our expectation of March net sales to be approximately flat with December and earnings per share of about 25 cents, continued strong acceptance of our products, and the statements containing our guidance for the quarter ending March 31, 2005 with respect to net sales, gross margins, operating expenses, tax rate, earnings per diluted share, days of inventory, capital expenditures for the quarter ending March 31, 2005 and for fiscal year 2005, additions to cash balances and future stock repurchases are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to:  changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; costs and outcome of any tax

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audit or any litigation involving intellectual property, customers or other issues; disruptions in our business or our customers’ businesses due to terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip’s filings on Form 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC’s Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this January 25, 2005 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip website at www.microchip.com.

The Microchip name and logo, PIC and dsPIC are registered trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries.  ECAN and PICDEM are trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries.  SPI is a trademark of Motorola Inc.  I2C is a trademark of Philips Corporation. ZigBee is a trademark of the ZigBee Alliance.  All other trademarks mentioned herein are property of their respective companies.

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